Global System Dynamics Inc

October 12, 2022

Darkpulse, Inc.

815 Walker Street, Suite 114

Houston, Texas 77002

Re: Administrative Support Agreement Ladies and Gentlemen:

This letter agreement by and between Global System Dynamics Inc (the “Company”) and Darkpulse, Inc. (“Darkpulse”), dated as of the date hereof, will confirm our agreement that, commencing on the date Gladstone Sponsor, LLC ("Sponsor") sells all of its securities ("SPAC Securities") stated on page 1 of the purchase agreement ("Purchase Agreement") to Darkpulse:

(i)      Darkpulse shall make available, or cause to be made available, to the Company, at 815 Walker Street, Suite 114, Houston, Texas 77002 (or any successor location of Darkpulse), certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company. In exchange therefor, the Company shall pay Darkpulse the sum of $10,000 per month on the date of closing on the above sale of SPAC Securities to Darkpulse and continuing monthly thereafter; and

(ii)      Darkpulse hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”) as a result of, or arising out of, this letter agreement, and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

[Signature Page Follows]

Very truly yours,

GLOBAL SYSTEM DYNAMICS, INC.

By:	/s/ Scott Doney
Name: Scott Doney
Title: General Counsel

AGREED TO AND ACCEPTED BY:

DARKPULSE, INC.

By: /s/ Dennis O'Leary

Name: Dennis O'Leary

Title: Chief Executive Officer

[Signature Page to Administrative Support Agreement]

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